Exhibit 11.2

POMDOCTOR LIMITED

Statement of PolicIES
Governing Material, Non-Public Information and
The Prevention of InsideR Trading

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) has been adopted by the director of POMDOCTOR LIMITED, an exempted company incorporated under the laws of the Cayman Islands with limited liability, and applies to all directors, officers, employees and consultants of POMDOCTOR LIMITED, its wholly owned subsidiaries and its consolidated affiliated entities (collectively, the “Company”). This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I. SUMMARY

Preventing insider trading is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of this Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties, as well as civil liability to any person harmed by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons harmed.

This Statement applies to all officers, directors, employees and consultants of the Company and extends to all of such persons’ activities within and outside their duties with the Company. Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the attached Certificate of Compliance.

The Company’s vice president, Guoji Luo, has been appointed as the compliance officer with respect to this Statement (“Compliance Officer”). Questions regarding the Statement should be directed to the Compliance Officer at lgj@7lk.com.

II. POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options or other share-based awards (“Derivatives”) granted by the Company and the exercise of Derivatives that does not involve the sale of securities. Among other things, the cashless exercise of Derivatives does involve the sale of securities and therefore is subject to the policies set forth below.

A. No Trading - No officer, director, employee or consultant of the Company shall purchase or sell any type of security of the Company or enter into a binding security trading plan while in possession of material, non-public information relating to the Company, its American Depositary Shares (“ADSs”), ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours shall include in all events at least one full Trading Day on the Nasdaq Stock Market (the “Nasdaq”) following such public disclosure. The term “Trading Day” is defined as a day on which the Nasdaq is open for trading. Except for public holidays in the United States, the Nasdaq’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no officer, director, employee or consultant of the Company shall purchase or sell any Company security or enter into a binding security trading plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period,” regardless of whether such officer, director, employee or consultant possesses any Material Information. The Compliance Officer may declare limited trading periods at the times that he or she deems appropriate, and need not provide any reason for making a declaration.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of Derivatives and the execution of a binding security trading plan, but excluding the acceptance of Derivatives granted by the Company and the exercise of Derivatives that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B. Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no officer, director, employee or consultant of the Company shall purchase or sell any security of the Company or enter into a binding security trading plan other than during the “Trading Window” as follows: the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on March 31, June 30, September 30 and December 31, as the case may be.

In other words,

(1) beginning on January 1 of each year, no officer, director, employee or consultant of the Company shall purchase or sell any security of the Company or enter into a binding security trading plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2) beginning on April 1, July 1 and October 1 of each year, no officer, director, employee or consultant of the Company shall purchase or sell any security of the Company or enter into a binding security trading plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before the Nasdaq closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all officers, directors, employees and consultants of the Company should strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

The Compliance Officer, in deciding whether to grant approval, may consider the affirmative defenses contained in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

C. No Tipping - No officer, director, employee or consultant of the Company shall directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

D. Confidentiality - No officer, director, employee or consultant of the Company shall communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E. No Comment - No officer, director, employee or consultant Company shall discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you should decline comment and direct the inquiry or request to the Compliance Officer.

F. Corrective Action - If you become aware that any potential Material Information has been or may have been inadvertently disclosed, you should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III. EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also Derivatives. “Purchase” and “sale” are defined broadly under the U.S. federal securities laws. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that “insider trading” includes the following:

●	Trading by insiders while in possession of material, non-public information;

●	Trading by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sale” of securities exclude the acceptance of Derivatives granted by the Company and the exercise of Derivatives that does not involve the sale of securities. Among other things, the cashless exercise of Derivatives does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

●	dividends;

●	corporate earnings or earnings forecasts;

●	changes in financial condition or asset value;

●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;

●	significant new contracts or the loss of a significant contract;

●	significant new products or services;

●	significant marketing plans or changes in such plans;

●	capital investment plans or changes in such plans;

●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;

●	significant borrowings or financings;

●	defaults on borrowings;

●	new equity or debt offerings;

●	significant personnel changes;

●	changes in accounting methods and write-offs; and

●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

B. What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately 48 hours following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

“Insiders” include officers, directors, employees and consultants of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the Company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about business, activities and securities of the Company. The officers, directors, employees and consultants of the Company may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an officer’s, director’s, employee’s or consultant’s household can be the responsibility of such officer, director, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the material, non-public information along to others who trade on such information. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The United States Securities and Exchange Commission (the “SEC”) and United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

●	SEC administrative sanctions;

●	Securities industry self-regulatory organization sanctions;

●	Civil injunctions;

●	Damage awards to private plaintiffs;

●	Disgorgement of profits gained by the violator;

●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

●	Criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and

●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws, but may also violate other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act.

This Policy and the guidelines described herein also apply to material, non-public information relating to other companies, including the Company’s customers, vendors and suppliers (“Business Partners”), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on material, non-public information regarding the Company’s Business Partners. Each individual should treat material, non-public information about the Company’s Business Partners with the same care required with respect to information related directly to the Company.

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

RE:	STATEMENT OF POLICIES OF POMDOCTOR LIMITED GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING (Dated: )

I have received, reviewed, and understand the above-referenced Statement of Policies (such policies, as amended from time to time, the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with POMDOCTOR LIMITED or any of its wholly owned subsidiaries or consolidated affiliated entities (collectively, the “Company”), to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with the Company and I agree to adhere to the Policy in the future.

Employee Signature: ______________________________

Employee Name: __________________________________

Passport/ID Card Number: _________________________

Title: ____________________________________________

Date: ____________________________________________